TELEPHONE VOTING SCRIPT (OPERATOR READING TO SHAREHOLDER CALLING
IN)

Good (morning) (afternoon) (evening) this is Tritech Services; I am Operator (name). May I please have the three digit Fund ID
No. which appears on the priority letter?

May I have your four digit PIN No. please?  Name and address?
Social Security No.?  Number of shares?

I will now read to you the text of the proxy card.

PUTNAM TAX-FREE INCOME TRUST--PUTNAM TAX-FREE HIGH YIELD FUND
Proxy for the Meeting of Shareholders, May 5, 1994.
This Proxy is solicited on behalf of the Trustees of the Fund.

(text of proxy card)

The Trustees recommend a vote FOR electing all of the nominees for Trustees and for the proposals listed below.

1.   Election of Trustees:

          Nominees:  J. A. Baxter, H.H. Estin, J.A. Hill, E.T.
          Kennan, L.J. Lasser, R.E. Patterson, D.S. Perkins, W.F.
          Pounds, G. Putnam, G. Putnam, III, A.J.C. Smith, W.N.
          Thorndike.

            -----
          /    /
          ----- FOR electing all the nominees (except as marked to the contrary below).

            -----
          /    /
          -----     Withhold authority to vote for all nominees.

          To withhold authority to vote for an individual nominee, write that nominee's name below:

          -------------------------------------------------------

How do you wish to vote on this item?

2.   Ratify the selection of Price Waterhouse as auditors.

       -----               -----               -----
     /    /              /    /              /    /
     ----  FOR           ----  AGAINST       ----  ABSTAIN

How do you wish to vote on this item?

3. Approve an amendment to the Management Contract increasing the management fees payable to Putnam Investment Management, Inc.

       -----               -----               -----
     /    /              /    /              /    /
     ----  FOR           ----  AGAINST       ----  ABSTAIN

How do you wish to vote on this item?

Thank you. Do you wish to send the entire message?
      -----
     /    /
          ----  YES

To repeat your instructions:  on item 1 you voted --------------.
                              on item 2 you voted --------------.
                              on item 3 you voted --------------.

                              and you wish to send the entire
                              message

Is this correct?

May we please have your name and phone number where you can be reached so that we may call back to verify your vote?

               Phone Number 1      --------------------
               Phone Number 2      --------------------

Thank you.
                 TELEPHONIC VOTING CONFIRMATION PROCEDURES

After vote has been received from the shareholder, the operator will call the shareholder and relay the following text:

     Good (morning) (afternoon) (evening) this is Tritech
Services; I am Operator (name). I am calling to confirm your telephonic vote on Putnam Tax-Free Income Trust--Putnam Tax-Free
High Yield Fund. Is this (name of shareholder)? May I please have your Social Security number?

     On item 1, election of Trustees, you voted
          (FOR electing all nominees)
          (WITHHOLD authority to vote for all nominees)
          (to WITHHOLD your vote on the following nominees)

     On item 2, Ratifying the selection of Price Waterhouse as auditors, you voted
          (FOR) (AGAINST) (ABSTAIN)

     On item 3, Approving an amendment to the Managment Contract increasing the management fees payable to Putnam
          Investment Management, Inc., you voted
          (FOR) (AGAINST) (ABSTAIN)

     Is this information correct?

     (If shareholder response is yes): Thank you, a written confirmation of your vote will be mailed to you.

     (If shareholder response is no): May I have the corrected information? (The operator makes note of adjusted vote and confirms the change to the shareholder.) Thank you, a written confirmation of your vote will be mailed to you.



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